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                                                                      EXHIBIT 99



                                          For release:  Upon receipt

                                          Contact:  Carol Churchill
                                                    Bay State Gas
                                                    (508) 836-7370


           BAY STATE GAS SELLS ITS INTEREST IN THE MASSPOWER ELECTRIC
                   COGENERATION FACILITY AT CONSIDERABLE GAIN


Westborough, Mass. -- June 30, 1997 -- Effective today, Bay State Gas Company (NYSE:BGC) has sold its 17.5% equity investment in the MASSPOWER electric cogeneration facility, located in Springfield, Massachusetts, to Energy Investors Fund Group of Boston. Without releasing details of the transaction, Bay State Gas Company's Chief Financial Officer Thomas W. Sherman commented that, "the proceeds from the sale are well in excess of book value, and will contribute approximately $0.57 in earnings per share in the third quarter of fiscal 1997."

MASSPOWER is a 240-megawatt gas-fired, combined-cycle cogeneration facility located at Monsanto Company's plant in the Indian Orchard section of Springfield, Massachusetts. The facility has been in operation since July 1993, providing steam for use in Monsanto's manufacturing process and electricity primarily for sale under long-term contracts to five utilities: Boston Edison Company; Commonwealth Electric Company; Con Edison; Western Massachusetts Electric Company; and Massachusetts Municipal Wholesale Electric Company. Now, in addition to Energy Investors Fund Group's 17.5% equity interest, other owners/ partners in the project include affiliates of U.S. Generating (47.5%), Tenneco Energy (17.5%) (now a wholly-owned subsidiary of El Paso Energy Corp.) and General Electric Capital Corporation (17.5%).

"MASSPOWER has been an outstanding investment for Bay State, but we decided to sell because we did not see wholesale power generation as a future core business for Bay State," said Joel L. Singer, Bay State Gas Company's President and Chief Operating Officer.

Bay State Gas Company operates in three related energy business segments --Local Transportation, Energy Products & Services, and Energy Ventures. Geographically, Bay State is the largest gas utility in New England, serving about 304,000 natural gas customers in the states of Massachusetts, New Hampshire, and Maine. The company's nonregulated Energy Products & Services business segment serves about 90,000 residential and small commercial and industrial customers throughout New England under the brand name "EnergyUSA." Bay State's Energy Ventures segment develops business opportunities and projects which are closely
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related to the company's core businesses.  Additional information about Bay
State is available on the World Wide Web at "http://www.bgc.com."

This release contains forward-looking statements about the company and its nonregulated affiliates. The company cautions that, while it believes such statements to be reasonable and makes them in good faith, they almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending on the circumstances. Investors should be aware of important factors that could have a material impact on future results. Factors include, but are not limited to, the effectiveness of the company's cost control and restructuring efforts, the regulatory environment, customers' preferences, unforeseen competition, and other uncertainties, all of which are difficult to predict, and many of which are beyond the company's control.